Exhibit 99.1

                   TRIBUNE AGREES TO ACQUIRE KCPQ-TV, SEATTLE
                            IN THREE-WAY TRANSACTION

                Meredith Corporation to purchase KCPQ from Kelly
                    Broadcasting; Will exchange for Tribune's
                                WGNX-TV, Atlanta

CHICAGO, Mon., Aug. 24, 1998 -- Tribune Company (NYSE: TRB) has signed an agreement with Meredith Corporation (NYSE: MDP) to acquire the assets of KCPQ-TV (FOX13), Seattle, in exchange for Tribune's WGNX-TV (CBS46), Atlanta. In the three-way transaction, Meredith has agreed to purchase KCPQ from Kelly Broadcasting Co. and will exchange the station for WGNX. The transaction, pending FCC approval, is expected to close in the first quarter of 1999.

"With KCPQ, Tribune will acquire a well-run FOX affiliate with outstanding broadcast facilities in the nation's No. 12 market," Dennis FitzSimons, Tribune Broadcasting president, said. "We have been affiliated with CBS in Atlanta for the past four years, and we are proud of the job WGNX personnel have done. As Tribune's only CBS affiliate, it makes more sense for the station to join an excellent company like Meredith, which owns several other CBS stations. KCPQ will join Tribune's group of 11 WB and five FOX affiliates and we will explore options for our existing station in Seattle in support of our commitment to The WB."

Tribune (NYSE: TRB) is a leading media company with operations in television and radio broadcasting, publishing, education and interactive ventures. It is an industry leader in venture partnerships with new-media companies. Tribune ranked No. 1 among its industry peers in Fortune magazine's 1998 list of America's most-admired companies and No. 2 among Broadcasting and Publishing companies in Business Week's 1998 industry rankings of the S&P 500.

Tribune Broadcasting owns and operates 18 major market television stations and one national superstation, WGN. Total U.S. television household coverage is 75 percent, with the combined reach of the broadcast stations plus the cable and satellite reach of the Superstation, and including WBDC-TV, Washington, D.C., which Tribune manages but does not own. Additionally, the company has an LMA in Hartford. The company maintains an ownership interest in Qwest Broadcasting stations in New Orleans and Atlanta and owns minority interests in The WB Television Network and TV Food Network. Tribune also owns and operates four radio stations, including three stations in Denver and WGN-AM in Chicago. Tribune Entertainment, a subsidiary of Tribune Broadcasting, develops, produces and syndicates first-run television programming. In addition, the company owns the Chicago Cubs baseball team.

MEDIA CONTACT:                              INVESTOR CONTACT:
Megan Bueschel                              Ruthellyn Musil
312/222-3456 (Office)                       312/222-3787 (Office)
312/222-1573 (Fax)                          312/222-1573 (Fax)
mbueschel@tribune.com                       rmusil@tribune.com